Exhibit (g)(1)(iii)

TRANSAMERICA® Asset Management	P.O. Box 9012 Clearwater, Florida 33758-9012 (727) 299-1800

March 1, 2014

State Street Bank and Trust Company

100 Huntington Avenue

Boston, MA 02116

Attention: Gregory V. Nikiforow, Vice President

Re: Master Custodian and Fund Accounting Agreement

Ladies and Gentlemen:

Reference is made to a Master Custodian and Fund Accounting Agreement dated January 1, 2011, as amended (the “Custodian Agreement”) by and among each registered investment management company party thereto (referred to therein as a “Fund”) and State Street Bank and Trust Company (“State Street”).

In accordance with Section 19.6, the Additional Portfolios provision, of the Custodian Agreement, the undersigned hereby requests that State Street act as Custodian for each separate series of each Fund as listed on Appendix A-1 attached hereto (“Portfolios”) under the terms of the Custodian Agreement. In connection with such request, the undersigned hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 19.7 of the Custodian Agreement.

Kindly indicate your acceptance of the foregoing by executing two (2) copies of this letter agreement, returning one and retaining one for your records.

Sincerely,
TRANSAMERICA ASSET MANAGEMENT, INC.
on behalf of:
Transamerica Funds
Transamerica Series Trust
Transamerica Income Shares, Inc.
Transamerica Partners Portfolios
Transamerica Partners Funds Group
Transamerica Partners Funds Group II
Transamerica Asset Allocation Variable Funds
Transamerica Small Company Growth Liquidating Trust

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President, Duly Authorized

Effective Date: March 1, 2014